Exhibit 99.1

INFINITY PHARMACEUTICALS EARNS $22 MILLION PAYMENT FROM VERASTEM ONCOLOGY FOR FDA APPROVAL OF COPIKTRATM (DUVELISIB) AND UPDATES 2018 FINANCIAL GUIDANCE

Cambridge, MA – October 1, 2018 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today that it earned a $22 million payment from Verastem Oncology under the license agreement between the Company and Verastem for COPIKTRA (duvelisib). The payment was earned upon the approval by the U.S. Food and Drug Administration (FDA) on September 24, 2018 of duvelisib for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) after at least two prior therapies, as well as accelerated approval for the treatment of adult patients with relapsed or refractory follicular lymphoma after at least two prior systemic therapies.

“We are really pleased that duvelisib is now available for patients with CLL/SLL and follicular lymphoma and are proud of the role Infinity played in its development,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity. “This $22 million FDA approval payment from Verastem supports Infinity’s continued expansion of the development of IPI-549, our first-in-class, oral, immuno-oncology development candidate that selectively inhibits phosphoinositide-3-kinase-gamma (PI3K-gamma), including in doublet and triplet combination trials to identify the best combination regimens to treat patients with specific types of cancer.”

In 2016, Infinity entered into a license agreement granting Verastem an exclusive worldwide license for the research, development, commercialization, and manufacture of duvelisib and products containing duvelisib in oncology. Pursuant to the terms of the license agreement, Verastem has notified Infinity of its election to make the $22 million payment in cash, which Infinity expects to receive later this year. Infinity also is eligible for royalties on worldwide net sales of duvelisib ranging from the mid-to-high single digits, shared equally with Takeda.

Infinity’s updated 2018 financial guidance is:

•	Net Loss: Infinity expects net loss for 2018 to range from $10 million to $20 million.

•	Cash and Investments: Infinity expects to end 2018 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $50 million to $60 million.

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Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities will be adequate to satisfy the company’s capital needs into 2020. Infinity’s financial guidance excludes additional funding or business development activities and does not include a potential $2 million payment from PellePharm, a private company, upon initiation of a Phase 3 study for the hedgehog inhibitor program, which Infinity licensed to PellePharm in 2013.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1/1b study in approximately 200 patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other treatment regimens; clinical trial plans regarding IPI-549; 2018 financial guidance and the company’s ability to execute on its strategic plans. Management’s expectations and such forward-looking statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations, including the risks described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 7, 2018, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephanie Ascher, Stern Investor Relations, Inc.

212-362-1200 or stephanie@sternir.com

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